EXHIBIT 99

OLD KENT Old Kent Financial Corporation 111 Lyon Street NW Grand Rapids, MI 49503-2406
News Release

NYSE:	OK
FOR RELEASE:	IMMEDIATE
DATE:	NOVEMBER 30, 1999
CONTACT:	ALBERT T. POTAS
(616) 771-1931

OLD KENT FINANCIAL CORPORATION
ADDED TO S&P 500 INDEX

        Grand Rapids, Michigan -- On November 29, 1999, Standard & Poor's announced that it would add Old Kent Financial Corporation to the S&P 500 Index effective with the close of trading on December 1, 1999. Standard & Poor's selects companies for inclusion in the S&P 500 Index based on an extensive screening process that includes a rigorous analysis of the financial and operating condition of the company and the trading activity and ownership characteristics of the company's outstanding common stock. Companies selected for the S&P 500 Index represent important industry segments within the U.S. economy. The S&P 500 Index is a market-value weighted index. It contains 500 different common stocks and is a leading benchmark for performance measurement of the U.S. equity markets.

        In reacting to the announcement, David J. Wagner, Chairman, President and CEO of

Old Kent Financial Corporation, said "the inclusion of Old Kent in this prestigious index comprised of America's leading enterprises is an honor. We are pleased by this recognition and believe that it acknowledges Old Kent's commitment to shareholder value and its consistent, long-term record of achievement and growth."

        Old Kent is a financial services company headquartered in Grand Rapids, Michigan, with a

40 year history of consecutive increases in annual per share earnings and dividends. It operates over

250 banking offices in Michigan, Illinois, and Indiana as well as over 150 mortgage lending sites located throughout the United States. At September 30, 1999, Old Kent had total assets of approximately $17.6 billion.

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